Exhibit 99.1

Investor Contact:	Michael R. Kourey, CFO
Polycom, Inc.
925-924-5742
mkourey@polycom.com

Press Contact:	Caroline Japic
Polycom, Inc.
408-474-2265
caroline.japic@polycom.com

POLYCOM ANNOUNCES ANTICIPATED RESULTS FOR FOURTH QUARTER

Company Implements Restructuring Plan to Optimize Cost Structure

PLEASANTON, Calif. – Jan. 6, 2009 – Polycom, Inc. (NASDAQ: PLCM), the global leader in telepresence, video and voice communications solutions, today announced anticipated results for the fourth quarter of 2008.

The Company expects to report net revenues for the quarter ended Dec. 31, 2008, in the range of $263 million to $265 million, compared to net revenues of $263.3 million in the fourth quarter of 2007. Additionally, the Company expects to report earnings per diluted share for the fourth quarter in the range of $0.39 to $0.41 on a Non-GAAP basis, compared to $0.42 per diluted share in the fourth quarter of 2007, and between $0.29 to $0.31 on a GAAP basis, compared to $0.25 per diluted share for the comparable period last year. (Please refer to the note below and the reconciliation table for more details on Non-GAAP reconciliation.)

By product line, the Company anticipates reporting:

•

Solid year-over-year growth with a slight sequential decline in video solutions revenues, driven by slight sequential growth in network systems and solid year-over-year growth in video communications; and

•	Sequential and year-over-year declines in voice communications revenues.

By region, the Company anticipates reporting:

•	Solid revenue growth sequentially and year-over-year in EMEA;

•	Slight sequential revenue growth with a year-over-year decline in Asia; and

•	Sequential and year-over-year declines in revenue for North America and Latin America.

Based on preliminary information, Polycom expects to report backlog in the range of $59 million to $60 million, representing growth year-over-year with a slight decline from the third quarter. Deferred revenue is expected to grow both sequentially and year-over-year.

In addition, Polycom announced today the implementation of a workforce reduction designed to reduce the Company’s cost structure while maintaining flexibility to invest in the strategic growth areas of the business. The plan includes elimination of approximately 150 positions, or six percent of the Company’s global workforce with most of these reductions taking effect immediately. The Company currently expects to record restructuring charges and make cash expenditures totaling approximately $6.5 million in the first quarter of 2009 resulting from these actions, primarily related to severance and other employee termination benefits.

“The global economic environment impacted our results in the fourth quarter, but did, we believe, illustrate the resilience of Polycom’s fast-ROI video product lines,” said Robert Hagerty, president and CEO. “As shown by our strong bottom-line results, we took proactive measures in the fourth quarter to control our operating costs and, through our restructuring, are also taking actions to optimize our cost structure as we move into 2009.”

Fourth Quarter 2008 Earnings Announcement

These anticipated results are based on management’s initial analysis of operations for the quarter ended Dec. 31, 2008. The Company will announce its final results for the quarter as planned after market close on Jan. 21, 2009.

Non-GAAP financial measures exclude stock-based compensation expense, the effect of stock-based compensation expense on warranty rates, impact to cost of sales from purchase accounting adjustments to inventory, acquisition-related costs, purchased in-process research and development costs, amortization and impairment of purchased intangibles, restructuring costs, litigation reserves and payments, gain (loss) on strategic investments, and the income tax effect of the preceding adjustments. Including the effects of these Non-GAAP items, the Company expects GAAP net income for the fourth quarter of 2008 to be in the range of $0.29 to $0.31 per diluted share, compared with GAAP net income of $0.25 per diluted share for the comparable period last year.

The reconciliation of the anticipated range of GAAP net income per diluted share to the anticipated Non-GAAP net income per diluted share for the three months ended Dec. 31, 2008 and the reconciliation of the GAAP net income per diluted share to the Non-GAAP net income per diluted share for the three months ended Dec. 31, 2007 is set forth at the end of this press release.

About Polycom

Polycom, Inc. (Nasdaq: PLCM) is the global leader in telepresence, video, and voice solutions and a visionary in communications that empower people to connect and collaborate everywhere. Please visit www.polycom.com for more information.

This release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 regarding future events, including statements about our expected revenues, earnings, backlog and deferred revenue, and regional and product line performance, for the quarter ended Dec. 31, 2008, the intended results of our announced workforce reduction, including our future investments in strategic growth areas and our measures to reduce and optimize our cost structure, the expected restructuring charges to be recorded in the first quarter of 2009, and the resilience of Polycom’s video product lines in this global economic environment.

These forward-looking statements are subject to risks and uncertainties, including potential discrepancies between management’s initial analyses of operating results for the quarter ended Dec. 31, 2008, and the final analyses of fourth quarter earnings to be announced on Jan. 21, 2009. Further risks and uncertainties are discussed in the Company’s Quarterly Report on Form 10-Q for the quarter ended Sept. 30, 2008, and in other reports filed by Polycom with the SEC. Polycom disclaims any intent or obligations to update these forward-looking statements.

Polycom and the Polycom logo are registered trademarks of Polycom in the U.S. and various countries. ©2009, Polycom, Inc. All rights reserved.

POLYCOM, INC.

Reconciliation of GAAP net income per diluted share to

Non-GAAP net income per diluted share

(Unaudited)

	Three months ended
	December 31, 2008		December 31, 2007
	(Anticipated)		(As Reported)
	Low end of range	High end of range
GAAP net income per diluted share	$0.29	$0.31	$0.25
Stock-based compensation expense	0.05	0.05	0.12
Acquisition-related costs	—	—	0.01
Amortization of purchased intangibles	0.06	0.06	0.10
Restructuring costs	0.02	0.02	—
Income tax effect of above adjustments	(0.03)	(0.03)	(0.06)

Non-GAAP net income per diluted share	$0.39	$0.41	$0.42

Use of Non-GAAP Financial Information

To supplement our consolidated financial statements presented on a GAAP basis, Polycom uses Non-GAAP measures of operating results, net income and income per share, which are adjusted to exclude certain costs, expenses, gains and losses we believe appropriate to enhance an overall understanding of our past financial performance and also our prospects for the future. These adjustments to our current period GAAP results are made with the intent of providing both management and investors a more complete understanding of Polycom’s underlying operational results and trends and our marketplace performance. For example, the Non-GAAP results are an indication of our baseline performance before gains, losses or other charges that are considered by management to be outside of our core operating results. In addition, these adjusted Non-GAAP results are among the primary indicators management uses as a basis for our planning and forecasting of future periods. The presentation of this additional information is not meant to be considered in isolation or as a substitute for net income or net income per diluted share prepared in accordance with generally accepted accounting principles in the United States.